EXHIBIT 99.1

Carolina Bank Holdings, Inc. Announces Preliminary Approval for TARP Participation

GREENSBORO, N.C., Dec. 19, 2008 (GLOBE NEWSWIRE) -- Carolina Bank Holdings, Inc. (Nasdaq:CLBH), the holding company for Carolina Bank, has received preliminary approval for an investment of $16 million from the United States Department of the Treasury under the TARP Capital Purchase Program. Final approval of the Treasury is subject to satisfaction of certain conditions, including any necessary amendments to the company's articles of incorporation and the execution of definitive agreements.

Robert T. Braswell, President and CEO of the Greensboro-based CLBH, commented that, "Carolina Bank is considered well capitalized, the highest capital rating that a commercial bank can receive from the federal banking regulators. Because of being well capitalized, it was not a requirement nor necessity that we take the opportunity as offered by the United States Treasury. However, participating in this program will make the bank an even stronger and more highly capitalized company. For the past six plus years, our loans have grown at over 20% per year, and we expect that number to be fractionally higher in 2008. Utilizing these funds, which come at a cost nearly one-third less than other available alternatives, will ensure that we continue to support the communities in which we have offices by providing loans to credit worthy businesses and individuals at a time when the secondary markets remain in turmoil."

Carolina Bank, the banking subsidiary of Carolina Bank Holdings, Inc., began banking operations on November 25, 1996 and currently has assets in excess of $600 million. The parent company is a North Carolina corporation organized in 2000. The bank is engaged in lending and deposit gathering activities in the Piedmont Triad of North Carolina, with operations in four counties: Guilford, Alamance, Randolph, and Forsyth. The bank has seven full-service banking locations, four in Greensboro, one in Asheboro, one in High Point, and one in Burlington and a loan production office in Winston-Salem. The bank completed a new corporate headquarters, which included a retail banking office, in the third quarter of 2008. The Company's stock is listed on the Nasdaq Global Market under the symbol CLBH.

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. Carolina Bank Holdings, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Carolina Bank Holdings, Inc.
          Robert T. Braswell, President and CEO
          (336) 286-8761
          b.braswell@carolinabank.com